Exhibit 3.0

ARTICLES OF INCORPORATION OF U. S. GOLD CORPORATION

    KNOW ALL MEN BY THESE PRESENTS: That the undersigned incorporator being a natural person of the age of eighteen years or more and desiring to form a body corporate under the laws of the State of Colorado does hereby sign, verify and deliver in duplicate to the Secretary of State of the State of Colorado these Articles of Incorporation:

ARTICLE I

Name

    The name of the corporation shall be:  U. S. Gold Corporation.

ARTICLE II

Period of Duration

     This corporation shall exist in perpetuity, from and after the date of filing these Articles of Incorporation with the Secretary of State of the State of Colorado unless dissolved according to law.

ARTICLE III

Objects and Purposes

    The objects and purposes for which the said corporation is organized and the nature of the business to be carried on by it are as follows:

    1. In general to carry on any lawful business or activity and to have and exercise all of the powers and rights conferred by the laws of the State of Colorado upon corporations formed under such laws.

ARTICLE IV

Capital

    The aggregate number of shares which this corporation shall have authority to issue is seventy-five million (75,000,000) shares of a par value of One Cent ($0.01) each, which shares shall be designated "Common Stock".

    1. Dividends. Dividends in cash, property or shares of the corporation may be paid upon the Common Stock, as and when declared by the board of directors, out of funds of the corporation to the extent and in the manner permitted by law.

    2. Distribution in Liquidation. Upon any liquidation, dissolution or winding up of the corporation, and after paying or adequately providing for the payment of all its obligations, the remainder of the assets of the corporation shall be distributed either in cash or in kind, pro rata to the holders of the Common Stock. The board of directors may, from time to time, distribute to the shareholders in partial liquidation, out of stated capital or capital surplus of the corporation, a portion of its assets, in cash or property, in the manner permitted and upon compliance with limitations imposed by law.

    3. Voting Rights; Cumulative Voting. Each outstanding share of Common Stock shall be entitled to one vote and each fractional share of Common Stock shall be entitled to a corresponding fractional vote on each matter submitted to a vote of shareholders. Cumulative voting shall not be allowed in the election of directors of the corporation.

    4. Denial of Preemptive Rights. No holder of any shares of the corporation, whether now or hereafter authorized, shall have any preemptive or preferential right to acquire any shares or securities of the corporation, including shares or securities held in the treasury of the corporation.

ARTICLE V

Right of Directors to Contract with Corporation

    No contract or other transaction between the corporation and one or more of its directors or any other corporation, firm, association, or entity in which one or more of its directors are directors or officers or are financially interested shall be either void or voidable solely because of such relationship or interest or solely because such directors are present at the meeting of the board of directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction or solely because their votes are counted for such purpose if:

    (a) The fact of such relationship or interest is disclosed or known to the board of directors or committee which authorizes, approves, or ratifies the contract or transaction by a vote or consent sufficient for the purpose without counting the votes or consents of such interested directors; or

    (b) The fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve, or ratify such contract or transaction by vote or written consent; or (c) The contract or transaction is fair and reasonable to the corporation.

    Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction.

ARTICLE VI

                      Corporate Opportunity

    The officers, directors and other members of management of this corporation shall be subject to the doctrine of "corporate opportunities" only insofar as it applies to business opportunities in which this corporation has expressed an interest as determined from time to time by this corporation's board of directors as evidenced by resolutions appearing in the corporation's minutes. Once such areas of interest are delineated, all such business opportunities within such area of interest which come to the attention of the officers, directors, and other members of management of this corporation shall be disclosed promptly to this corporation and made available to it. The board of directors may reject any business opportunity presented to it and thereafter any officer, director or other member of management may avail himself of such opportunity. Until such time as this corporation, through its board of directors, has designated an area of interest, the officers, directors and other member of management of this corporation shall be free to engage in such areas of interest on their own and this doctrine shall not limit the rights of any officer, director or other member of management of this corporationto continue a business existing prior to the time that such area of interest is designated by the corporation. This provision shall not be construed to release any employee of this corporation (other than an officer, director or member of management) from any duties which he may have to this corporation.

ARTICLE VII

Indemnification of Officers Directors and Others

    The corporation may indemnify each director, officer, and any employee or agent of the corporation, his heirs, executors and administrators, against expenses reasonably incurred or any amounts paid by him in connection with any action, suit or proceeding to which he may be made a party by reason of this being or having been a director, officer, employee or agent of the corporation to the full extent permitted by the laws of the State of Colorado now existing or as such laws may hereafter be amended.

ARTICLE VIII

Shareholder voting

    One-third of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders.

ARTICLE IX

Registered Office and Registered Agent

    The address of the initial registared office of the corporation is 2600 Energy Center One, 717 Seventeenth Street, Denver, Colorado 80202, and the name of the initial registered agent at such address is John B. Wills. Either the registered office or the registered agent may be changed in the manner permitted by law.

ARTICLE X

Initial Board of Directors

    The number of directors of the corporation shall be fixed by the bylaws of the corporation, except the initial board of directors of the corporation shall consist of three directors. The names and addresses of the persons who shall serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are as follows:

NAME, ADDRESS

John B. Wills, 2600 Energy Center One, 717 Seventeenth Street
Denver, Colorado 80202

Stanley F. Freedman, 2600 Energy Center One, 717 Seventeenth
Street, Denver, Colorado 80202

Daniel B. Matter, 2600 Energy Center One, 717 Seventeenth Street,
Denver, Colorado 80202

ARTICLE XI

Incorporator

    The name and address of the incorporator is as follows:

NAME, ADDRESS

Daniel B. Matter, 2600 Energy Center One, 717 Seventeenth Street,
Denver, Colorado 80202

    IN WITNESS WHEREOF, the above-named incorporator has signed these Articles of Incorporation this 23rd day of July, 1979.

/s/ Daniel B. Matter
Daniel B. Matter

ARTICLE XII

    To the fullest extent permitted by the Colorado Corporation Code, as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.